As filed with the Securities and Exchange Commission on March 20, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

deCODE genetics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	04-3326704
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Sturlugata 8
IS-101 Reykjavik, Iceland
+011 (354) 570-1900
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Lance Thibault
Chief Financial Officer
deCODE genetics, Inc.
1000 Winter Street, Suite 3100
Waltham, MA 02451
(781) 466-8833
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies To:
Marsha E. Novick, Esq.
Stevens & Lee, P.C.
600 College Road East
Princeton, New Jersey 08540
(609) 987-6677

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee (2)

Common Stock, $.001 par value	635,006	$5,099,098	$545.60

Total	635,006	$5,099,098	$545.60

(1)          Estimated solely for the purpose of calculating the registration fee.

(2)          Calculated based on the average of the high and low prices for the common stock as reported on the Nasdaq Stock Market on March 16, 2006 in accordance with Rule 457 under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 20,  2006

deCODE genetics, Inc.

Common Stock

635,006 Shares

This prospectus relates to the proposed sale from time to time by Iceland Genomics Corporation, Inc., the selling stockholder of common stock of deCODE genetics, Inc. The shares were originally issued and sold by deCODE genetics, Inc. in a private placement on January 17, 2006.

We will not receive any proceeds from the sale of the shares of common stock. The selling stockholder may offer the common stock for sale at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling stockholder may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

Our common stock is traded on The Nasdaq Stock Market under the symbol “DCGN.” The closing sales price of the common stock on March 16, 2006 was $8.02 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2006.

TABLE OF CONTENTS

deCODE genetics, Inc.
Risk Factors
Forward-Looking Statements
Use of Proceeds
Selling Stockholder
Plan of Distribution
Legal Matters
Experts
Where You Can Find More Information
Incorporation of Certain Documents by Reference

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. You should read both this prospectus and, if applicable, any prospectus supplement together with the information incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for more information.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. You should assume that the information appearing in this prospectus or any document incorporated by reference in this prospectus is accurate only as of the date on the front cover of the applicable document or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

deCODE genetics, Inc.

Headquartered in Reykjavik, Iceland, deCODE is a biopharmaceutical company applying its discoveries in human genetics to develop drugs for common diseases. Our population approach and resources enable us to isolate genes and drug targets directly involved in the development of many of the diseases which are the biggest challenges to public health. We are turning these discoveries into a growing pipeline of therapeutics aimed at combating the causes of disease, not just the signs and symptoms. As these diseases are common and current therapies are of limited effectiveness, we believe that our strategy represents a significant opportunity to create better medicine with major potential in the global marketplace.

We believe that deCODE’s advantage derives from our population approach to human genetics and the ability to apply this approach across the drug development process. In Iceland, we have comprehensive population resources that enable our scientists to efficiently conduct genome- and population-wide scans to identify key genes and gene variants contributing to common diseases. The proteins encoded by these genes, and other proteins with which they interact in the disease pathway, offer drug targets that we believe are directly involved in the onset and progression of disease. Small-molecule drugs that target these proteins may therefore represent a direct means of modulating the onset or progression of the disease.

Through our medicinal chemistry and structural biology subsidiaries based in the United States, we are able to discover novel small-molecule therapeutic compounds, take candidate compounds through pre-clinical testing, and manufacture sufficient quantities for early-stage clinical trials. Our product development group designs and implements our clinical development programs. By leveraging the capabilities of Encode, our wholly-owned clinical research organization in Reykjavik, and our expertise in genetics and drug and disease modeling, we are able to make the drug development process a more efficient and sensitive means of testing and optimizing the therapeutic and commercial potential of new drugs. In certain programs we have also taken advantage of the fact that drug targets we have identified through our genetics research have already been targeted by other companies to develop compounds for other indications. By licensing these compounds or entering into co-development arrangements, we have been able to bypass several years of drug discovery and development and enter directly into Phase II clinical trials.

At the beginning of 2006, we have five lead drug discovery and development programs, including three compounds in clinical trials. The most advanced of these programs are in heart attack, peripheral artery disease (PAD), and asthma. We have successfully completed a series of Phase II clinical trials in Iceland for DG031, a compound we licensed from Bayer HealthCare AG that we are developing for the prevention of heart attack. In 2006, we plan to initiate a multi-center, Phase III clinical trial for DG031. In early 2006, we concluded the Phase I clinical program for DG041, our compound for PAD, a form of atherosclerosis that constricts blood flow to the legs and arms. This program showed DG041 to be well-tolerated and to effectively inhibit platelet aggregation without increasing bleeding time, and we plan to begin a Phase II clinical trial in the first half of this year. In asthma, we are conducting a Phase II trial on behalf of the developer of a compound originally designed as a treatment for a different disease. We expect to have data on this trial as early as the second quarter of 2006. Also, in 2006, we expect to file Investigational New Drug applications (INDs) for DG051, our follow-on compound for the prevention of heart attack, and for DG061, a novel compound for the treatment of pain.

We are also applying our findings to create DNA-based diagnostics. Because such tests analyze the same links between genetic variation and disease that we have used to identify drug targets, they can be employed as an aid in developing more effective disease prevention strategies by helping individuals to better understand their inherited risk of a given condition, as well as to identify patients likely to respond well to a given drug.

deCODE also leverages its capabilities to provide services to fee-paying customers. Our services and products include medicinal chemistry, structural biology, clinical trials, genotyping, and instruments and software. deCODE also provides services to fee-paying customers, enabling them to take advantage of deCODE’s capabilities. Revenue from these activities helps to support our drug discovery and development infrastructure, and conserve our cash resources for use in our proprietary therapeutics programs

deCODE, is a Delaware corporation, incorporated in 1996. Our principal executive offices are located at Sturlugata 8, Reykjavik, Iceland. Our telephone number is +354-570-1900 and our website address is www.decode.com. We make available free of charge through the Investor Relations section of our website our

Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission, or the SEC. We include our website address in this prospectus only as an inactive textual reference and do not intend it to be an active link to our website. You may read and copy materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may get information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains on internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

References in this prospectus to deCODE, the “Company”, “we” and “us” refer to deCODE genetics, Inc., a Delaware company: to deCODE genetics, Inc.’s wholly owned subsidiary, Islensk erfdagreining chf., an Icelandic company registered in Reykjavik, and its subsidiaries, as well as to deCODE genetics, Inc.’s wholly-owned subsidiaries deCODE chemistry, Inc. and deCODE biostructures, Inc., Delaware corporations, and their subsidiaries.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below before purchasing our securities. The risks described below are not the only ones facing our company. Additional risks not presently known to us, or that we currently believe are immaterial, may also impair our business. Our business could be harmed by any of these risks. As a result, the trading price of our securities could decline, and you might lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in or incorporated by reference into this prospectus and any prospectus supplement.

Risks Related to Our Development of DG031

The Phase III clinical trial for DG031 will require the recruitment of patients based on ethnicity and haplotype status;  recruitment rates may be lower than we expect thus delaying the trial and hurting our commercial prospects.

In our Phase III clinical trial for DG031, we will be testing the hypothesis whether African American patients who (a) carry the HapK haplotype in LTA4H and (b) have experienced a hospitalization and/or admission for procedures and testing for unstable angina or myocardial infarction will experience reduced rates of acute cardiovascular events when treated with DG031, as compared to placebo on top of concomitantly administered standard of care. In order to recruit a sufficient number of patients to obtain statistically significant evidence for the efficacy of DG031, we will require the participation of a large number of African American patients willing to be tested for haplotype status and to participate in the clinical trial for at least 12 months. Many factors outside our control may reduce the willingness of patients to be tested and participate in the clinical trial. If we fail to recruit a sufficient number of patients in a timely manner the trial may be delayed or we may fail to show the efficacy of the drug. This may delay or prevent the marketing approval of DG031, which could adversely impact our financial results and commercial prospects.

We have only indirect evidence from biomarkers studies about the effectiveness of DG031 and this data may not be validated in the Phase III clinical trial.

The data collected during the Phase I and Phase II clinical trials for DG031, which is the basis for our continuing development of this drug, does not provide evidence of whether DG031 will prove to be an effective treatment to reduce the rate of acute cardiovascular events in the prospective treatment population. In order to prove or disprove the validity of our assumption about the efficacy of DG031, we will have to conduct the Phase III trial, which will be of at least 36 months duration from the recruitment of the first patient, although the time may vary due to unforeseen circumstances. Various factors which we do or do not control may cause delays in the launch of the clinical trial or cause the trial to be lengthier or costlier than anticipated. Until data from the trial can be collected and analyzed we will not know whether DG031 is an effective treatment and regulatory review by the FDA will ultimately determine whether the drug gains marketing approval. The outcome of this process is uncertain and delays or failure to gain market approval could adversely impact our financial results and commercial prospects.

Our patent protection for DG031 may provide marketing exclusivity for only a limited term.

The patents we licensed from Bayer for DG031 expire in 2009 and 2012. While we will seek to obtain one or more use patents protecting our proprietary rights to specific uses of this compound for a longer period, we cannot be certain that we will obtain such patents or that they will adequately protect us. In addition, although we may seek to extend the term of one of the patents we licensed from Bayer and to obtain marketing exclusivity under the Hatch-Waxman Act and equivalent foreign statutes, we cannot be certain that we will be successful. Expiration of the patent(s) prior to regulatory approval may affect our ability to gain the full benefit of such possible term extension/marketing exclusivity. Further, even if regulatory approval is received before patent expiration, the U.S. Patent and Trademark Office and/or FDA may not rule on our application for term extension in a timely manner. If we cannot obtain new patents or fully extend the term of patent protection under one of the patents we licensed from Bayer, the amount of revenues that we will be able to derive from an approved product based on these patents may be adversely affected.

Risks Related to Our Business

We may not successfully develop or derive revenues from any products.

We use our technology and research capabilities to identify genes and gene variations that contribute to certain diseases and then develop small molecule drugs that target proteins produced by these genes. Although we have identified genes that we believe are likely to cause certain diseases, we may not be correct and may not be successful in identifying any other similar genes or in developing drugs based on these discoveries. Many experts believe that some of the diseases we are targeting are caused by both genetic and environmental factors. Even if we identify specific genes that are partly responsible for causing diseases, any therapeutic or diagnostic products we develop as a result of our genetic work may not detect, prevent, treat or cure a particular disease. Any pharmaceutical or diagnostic products that we or our collaborators are able to develop will fail to produce revenues unless we:

•                                       establish that they are safe and effective;

•                                       successfully compete with other technologies and products;

•                                       ensure that they do not infringe on the proprietary rights of others;

•                                       establish that they can be manufactured in sufficient quantities at reasonable costs;

•                                       obtain and maintain regulatory approvals for them; and

•                                       can market them successfully.

We may not be able to meet these conditions. We expect that it will be years, if ever, before we will recognize significant revenue from the development of therapeutic or diagnostic products.

If we continue to incur operating losses longer than anticipated, or in amounts greater than anticipated, we may be unable to continue our operations.

We incurred a net loss of $62.8 million, 57.3 million and $35.1 million for the years ended December 31, 2005, 2004 and 2003, respectively, and had an accumulated deficit of $450.2 million at December 31, 2005. We have never generated a profit and we have not generated revenues except for payments received in connection with our research and development collaborations with Roche, Merck and others, from contract services, Emerald BioSystems products and instruments, and under grants. Our research and development expenditures and general and administrative costs have exceeded our revenue to date, and we expect to spend significant additional amounts to fund research and development in order to enhance our core technologies and undertake product development (including drug development and related clinical trials). We do not expect to receive royalties or other revenues from commercial sales of products developed using our technology in the near term. It may be several years before product revenues materialize, if they do at all. As a result, we expect to incur net losses for several years. If the time required to generate product revenues and achieve profitability is longer than we currently anticipate or the level of losses is greater than we currently anticipate, we may not be able to continue our operations.

If our assumption about the role of genes in disease is wrong, we may not be able to develop useful products.

The products we hope to develop involve new and unproven approaches. They are based on the assumption that information about genes may help scientists to better understand complex disease processes. Scientists generally have a limited understanding of the role of genes in diseases, and few products based on gene discoveries have been developed. Of the products that exist, all are diagnostic products. To date, we know of no therapeutic products based on disease-gene discoveries. If our assumption about the role of genes in the disease process is wrong, our gene discovery programs may not result in products.

In order to conduct clinical trials and to market our drugs we will have to develop methods to produce these drugs using clinically approved methods and at commercially viable rates.

In order to conduct clinical trials we may need to contract with third parties in order to obtain sufficient amounts of our drugs. These contractors need to implement the necessary technology and obtain the necessary ingredients in order to produce the drugs to exacting standards set by us and the regulatory bodies. This is an uncertain and time consuming process and any disruption in it may delay or harm our ability to continue clinical development. For drugs which have reached the last stage of clinical trials we will have to develop methods to scale up the production of the drug at commercially viable rates, securing both a contractor or partner with the ability to implement this process and obtain a secure and economical supply of the necessary ingredients. If we are not able to scale the process in a timely manner or do not have the ability to produce the drug economically, we may not have the ability to enter the market with a viable product. This would harm our financial and commercial prospects.

Clinical trials required for our product candidates or the products of our customers and partners are expensive and time-consuming, their outcome is uncertain and we may not achieve our projected development goals in the timeframes we have announced and expect.

Before obtaining regulatory approvals for the commercial sale of any of our products under development, we must demonstrate through pre-clinical studies and clinical trials that the product is safe and effective for use in each target indication. Pre-clinical testing and clinical development are long, expensive and uncertain processes. It may take several years to complete testing for a product and failure can occur at any stage of testing. The length of time necessary to complete clinical trials varies significantly and may be difficult to predict. Factors that can cause delay or termination of our clinical trials include:

•                                       slower than expected patient enrollment due to the nature of the protocol, the proximity of patients to clinical sites, the eligibility criteria for the study, competition with clinical trials for other drug candidates or other factors;

•                                       lower than expected retention rates of patients in a clinical trial;

•                                       delayed approval of study protocol and pharmacogenomic components of studies by regulatory agencies in different countries, some of which are still developing policies with respect to pharmacogenomic testing;

•                                       inadequately trained or insufficient personnel at the study site to assist in overseeing and monitoring clinical trials;

•                                       delays in approvals or failure to obtain approval from the pertinent review boards or regulatory authorities;

•                                       longer treatment time required to demonstrate effectiveness or determine the appropriate product dose;

•                                       lack of sufficient supply of the product candidate;

•                                       adverse medical events or side effects in treated patients;

•                                       lack of effectiveness of the product candidate being tested; and

•                                       regulatory changes.

Even if we obtain positive results from pre-clinical or clinical trials for a particular product, we may not achieve the same success in future trials of that product. In addition, some or all of the clinical trials we undertake may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals, which could prevent the creation of marketable products. Our product development costs will increase if we have delays in testing or approvals, if we need to perform more or larger clinical trials than planned or if our trials are not successful. Delays in our clinical trials may harm our financial results and the commercial prospects for our products. Delays or termination of clinical trials that we conduct for our partners or customers may also harm our financial results as payments under these contracts may be delayed, reduced or curtailed.

Co-development of therapeutic and diagnostic products may be required, and delays in the development and approval of a commercially available diagnostic may delay drug approval or impede market acceptance of the therapeutic product.

The use of some of our therapeutic products may be dependent upon the selection of patients using both clinical and genetic markers. This may require co-development and clinical testing of the therapeutic drug and a related diagnostic product. In the United States, drug approval could be delayed until we successfully obtain FDA approval of the related diagnostic product. In addition, if the diagnostic test cannot be performed on a commercially viable basis, it may impede market acceptance of our approved therapeutic products. To successfully co-develop and market a drug and diagnostic we may also need to establish and maintain successful partnerships with manufacturing and marketing partners for diagnostic products. If necessary partnerships can not be established or maintained, the development of our therapeutics and/or diagnostics may be delayed or may fail.

If we are not able to obtain sufficient additional funding to meet our capital requirements, we may be forced to reduce or terminate our research and product development programs.

We have spent substantial amounts of cash to fund our research and development activities and expect to continue to spend substantial amounts for these activities over the next several years. We expect to use cash to collect, generate and analyze genotypic and disease data from volunteers in our disease-gene research programs; to conduct drug discovery and development activities (including clinical trials); and to continue other research and development activities. Many factors will influence our future capital needs, including:

•                                       the number, breadth and progress of our discovery and research programs;

•                                       our ability to attract customers;

•                                       our ability to commercialize our discoveries and the resources we devote to commercialization;

•                                       the amount we spend to enforce patent claims and other intellectual property rights; and

•                                       the costs and timing of regulatory approvals.

We have relied on, and may continue to rely on, revenues generated by our corporate alliances and fee-paying customers for significant funding of our research efforts. Historically, a substantial portion of our revenue has been derived from contracts with a limited number of significant customers. Our largest partner, Roche, accounted for approximately 23%, 30% and 43% of our consolidated revenue in the years ended December 31, 2005, 2004 and 2003, respectively. Revenue under our alliances with Merck accounted for approximately 15%, 22% and 18% of our consolidated revenue in the years ended, December 31, 2005, 2004 and 2003, respectively. During the year ended December 31, 2005, divisions of the NIH represented 13% of our consolidated revenue. Work under the Merck obesity agreement and the Roche 2002 agreement has been substantially completed, and this may significantly lower our revenues and affect the resources available to support our drug discovery programs, which will increase our need for additional funding.

In addition, we may seek additional funding through public or private equity offerings and debt financings. We may not be able to obtain additional financing when we need it or the financing may not be on terms favorable to us or our stockholders. Stockholders’ ownership will be diluted if we raise additional capital by issuing equity securities.

If we raise additional funds through collaborations and licensing arrangements, we may have to relinquish rights to some of our technologies or product candidates, or grant licenses on unfavorable terms. If adequate funds are not available, we would have to scale back or terminate our discovery and research programs and product development.

The commercial success of any products that we may develop will depend upon the degree of market acceptance among physicians, patients, healthcare payors and the medical community.

Any products that we may develop may not gain market acceptance among physicians, patients, healthcare payors and the medical community. If these products do not achieve an adequate level of acceptance, we may not generate material product revenues and we may not become profitable. The degree of market acceptance of any of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

•                  demonstration of efficacy and safety in clinical trials;

•                  the prevalence and severity of any side effects;

•                  potential or perceived advantages over alternative treatments;

•                  the timing of market entry relative to competitive treatments;

•                  the ability to offer our product candidates for sale at competitive prices;

•                  relative convenience and ease of administration;

•                  the strength of marketing and distribution support;

•                  sufficient third party coverage or reimbursement; and

•                  the product labeling or product insert required by the FDA or regulatory authorities in other countries.

If we cannot successfully develop a marketing and sales force or maintain suitable arrangements with third parties to market and sell our products, our ability to deliver products may be impaired.

We currently have no experience in marketing or selling pharmaceutical products. In order to achieve commercial success for any approved product, we must either develop a marketing and sales force, which will require substantial additional funds and personnel, or, where appropriate or permissible, enter into arrangements with third parties to market and sell our products. We might not be successful in developing marketing and sales capabilities. Further, we may not be able to enter into marketing and sales agreements with others on acceptable terms, and any such arrangements, if entered into, may be terminated. If we develop our own marketing and sales capability, it will compete with other companies that currently have experienced, well-funded and larger marketing and sales operations. To the extent that we enter into co-promotion or other sales and marketing arrangements with other companies, revenues will depend on the efforts of others, which may not be successful.

If we cannot successfully form and maintain suitable arrangements with third parties for the manufacturing of the products we may develop, our ability to develop or deliver products may be impaired.

We have no experience in manufacturing products for commercial purposes and do not have manufacturing facilities that can produce sufficient quantities of drugs for large scale clinical trials. Accordingly, we must either develop such facilities, which will require substantial additional funds, or rely on contract manufacturers for the production of products for development and commercial purposes. In order to conduct our currently planned Phase III clinical trial of DG031, we will have to contract with third parties to manufacture a sufficient supply of the drug for the trial and to produce tablets containing DG031 in amounts sufficient for the clinical trial. While we have signed contracts with suppliers for the production of DG031 material and tablets for the planned launch of our Phase III clinical trial, we have not received the finished drug tablets, and we may fail to secure sufficient supply of the drug in a timely manner over the duration of the trial.

The manufacture of our products for clinical trials and commercial purposes is subject to Good Manufacturing Practices (cGMP) regulations promulgated by the FDA. The manufacture of diagnostic products is subject to the FDA’s quality system requirements (QSR). In the event that we are unable to develop satisfactory manufacturing facilities or obtain or retain third party manufacturing for our products, we will not be able to commercialize such products as planned. We may not be able to enter into agreements for the manufacture of future products with manufacturers whose facilities and procedures comply with cGMP, QSR and other regulatory requirements. Our current dependence upon others for the manufacture of our products may adversely affect our ability to develop and deliver such products on a timely and competitive basis and, in the longer term, the profit margin, if any, on the sale of future products and our ability to develop and deliver such products on a timely and competitive basis.

Our reliance on the Icelandic population may limit the applicability of our discoveries to certain populations.

The genetic make-up and prevalence of disease generally varies across populations around the world. Common complex diseases generally occur with a similar frequency in Iceland and other European populations. However, the populations of other nations may be genetically predisposed to certain diseases because of mutations not present in the Icelandic population. As a result, we and our partners may be unable to develop diagnostic and therapeutic products that are effective on all or a portion of people with such diseases. For our business to succeed, we must be able to apply discoveries that we make on the basis of the Icelandic population to other markets.

If a substantial portion of participants in our genetics research studies withdraw their informed consent, our ongoing research may suffer.

We depend on the willingness of Icelandic volunteers to participate in our genetics research studies. All of the participants in our genetic studies have signed an informed consent form, which gives deCODE permission to process data and blood samples that the participant has donated for research purposes. Participants may at any time revoke this permission by withdrawing their consent. If, for any reason, a substantial portion of participants in our studies were to withdraw their consent, we would not be able to continue population genetic research in some or all of the diseases that we are studying. This would diminish our ability to discover new drug targets and to develop products based on these discoveries. If our ability to use population genetic data is impaired, we may also not be able to fulfill some contractual obligations with our partners.

If we fail to protect confidential data adequately, we could incur a liability.

Under laws and regulations in force in Iceland, including applicable European laws, directives and regulations, all information on individuals that is used in our population research is anonymized under the protocols and supervision of the Data Protection Authority of Iceland. If we fail to comply with these laws and regulations, we could lose public support for participation in our research and we could be liable to legal action. Any failure to comply fully with all confidentiality requirements could lead to liability for damages incurred by individuals whose privacy is violated, the loss of our customers and reputation and the loss of the goodwill and participation of the

Icelandic population, including healthcare professionals. These eventualities could materially adversely affect our work in Iceland.

Some parts of our product development services create a risk of liability from clinical trial participants and the parties with whom we contract.

Through our wholly owned subsidiary Encode, we conduct clinical trials of products we are developing and contract with drug companies and clinical research organizations to perform a wide range of services to assist them in bringing new drugs to market. Our services include:

•                                       supervising clinical trials;

•                                       data and laboratory analysis;

•                                       patient recruitment; and

•                                       acting as investigators in conducting clinical trials.

If, in the course of these trials or activities,

•                                       we do not perform our services to contractual or regulatory standards;

•                                       we fail to obtain permission to conduct trials from the appropriate authorities in Iceland;

•                                       patients or volunteers suffer personal injury caused by or death from adverse reactions to the test drugs or otherwise;

•                                       there are deficiencies in the professional conduct of the investigators with whom we contract;

•                                       our laboratories inaccurately report or fail to report lab results; or

•                                       our informatics products violate rights of third parties,

then we could be held liable for these eventualities by the regulatory agencies or the drug companies and clinical research organizations with whom we contract or by study participants. We maintain product liability insurance for claims arising from the use of products we are developing in clinical trials conducted by Encode and are covered by the product liability insurance of the drug companies and clinical research organizations for whom we provide clinical trial services for claims arising from the use of their products in such trials. Such insurance may be inadequate and in any event would not cover the risk of a customer deciding not to do business with us as a result of poor performance or claims for a customer’s financial loss as the result of our failure to perform our contractual obligations properly.

Use of therapeutic or diagnostic products developed as a result of our programs may result in product liability claims for which we have inadequate insurance.

The users of any therapeutic or diagnostic products developed by us or our collaborators as a result of our discovery or research programs (including participants in our clinical trials) may bring product liability claims against us. Except as described above with respect to clinical trials conducted by Encode, we currently do not carry liability insurance to cover such claims (although we expect to obtain such insurance for our Phase III trial of DG031). We are not certain that we or our collaborators will be able to obtain such insurance or, if obtained, that sufficient coverage can be acquired at a reasonable cost. If we cannot protect against potential liability claims, we or our collaborators may find it difficult or impossible to commercialize products.

Our fee-for-service work bears certain risks of liability to our customers.

Our subsidiaries, deCODE chemistry, Inc., deCODE biostructures, Inc., and Emerald Biosystems, Inc., provide services, equipment and products (including software) for third party customers who pay us on a fee-for-service or product basis. In this function, we often synthesize compounds, manufacture Active Pharmaceutical Ingredient (API) material and provide recommendations for research direction for our customers. We also provide contract research services in X-ray crystallographic structure determination of protein-ligand complexes for customers, and often recommend targets to customers based on these determinations. In addition, we sell instruments and software to these customers.

We may be liable to our customers for damages if we perform such services negligently or with willful misconduct, or if we provide customers with defective products, equipment or software. We also may be held liable for failure to meet specifications or failure to comply with other contractual conditions. While our agreements with customers limit our liability and while we carry general commercial liability insurance, such contractual limitations may not be effective in the event of our material breach of the agreements, gross negligence, or willful misconduct and such insurance may not be adequate. We also supply compounds for clinical trials conducted by our customers. In doing so, we may provide materials requiring certification of compliance with cGMP regulations applicable to production of such materials. If we are found not to have complied with such requirements, we may incur liabilities related to such failures. If participants in these trials suffer personal injury or death from adverse reactions to the test drugs, we could be held liable to our customers or the participants. We maintain product liability insurance for claims arising from the use of products we supply. However, such insurance may be inadequate. Failure to perform to customer expectation also may limit future business from our existing customers, or could result in the holdback of certain payments due to us. We integrate software and products purchased or licensed from third parties suppliers into certain of our products, equipment and software sold to our customers. While we evaluate such items for defects and possible intellectual property infringement issues, and attempt to obtain contractual protections from suppliers, in the event any such items purchased or licensed from suppliers are defective or violate intellectual property rights of third parties, we may not be able to fully recover any of our damages or our customers’ damages from suppliers of such items.

Our facilities where work for customers is conducted are subject to audits by the FDA and by customers. In the event we are found in non-compliance by the FDA, there is a risk that such facility may be subject to corrective measures up to and including the closure of the facility. Such closure would have impact on our ability to meet customer obligations as well as obligations relating to our internal programs. Customer audits may lead to disputes regarding compliance with contractual terms, which could lead to potential disputes and/or liabilities as described above.

In addition, we typically have the obligation to maintain the confidentiality of proprietary information of our customers. While we have systems in place to ensure that such confidentiality is protected, we do conduct work on our internal projects at the same facilities where we work for our customers; therefore, there is an increased risk that customers may claim that we have violated our confidentiality obligations or used their proprietary information in our proprietary projects.

Increased leverage as a result of our convertible debt may harm our financial condition and results of operations.

On December 31, 2005, we had $158.6 million of outstanding debt as reflected in our balance sheet. We may incur additional indebtedness in the future and our outstanding 3.5% Senior Convertible Notes (the “Notes”) do not restrict our future issuance of indebtedness. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

•                                       a portion of our cash flow from operations will be dedicated to the payment of any interest required with respect to outstanding indebtedness;

•                                       increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•                                       depending on the levels of our outstanding debt, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to the success of our development and commercialization of new pharmaceutical products, general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. If we are not able to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

•                                       to seek additional financing in the debt or equity markets;

•                                       to refinance or restructure all or a portion of our indebtedness, including the Notes;

•                                       to sell selected assets; or

•                                       to reduce or delay expenditures on planned activities, including but not limited to clinical trials, and development and commercialization activities.

Such measures might not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

We may be unable to hire and retain the key personnel upon whom our success depends.

We depend on the principal members of our management and scientific staff, including Dr. Kari Stefansson, Chairman, President and Chief Executive Officer. We have not entered into agreements with any of these people that bind them to a specific period of employment. If any of these people leave, our ability to conduct our operations may be negatively affected. Our future success also will depend in part on our ability to attract, hire and retain additional personnel. There is intense competition for such qualified personnel and we cannot be certain that we will be able to continue to attract and retain such personnel. Failure to attract and retain key personnel could have a material adverse effect on us.

Currency fluctuations may negatively affect our financial condition.

We primarily expend or generate cash in U.S. dollars, our functional currency. We also publish our consolidated financial statements in U.S. dollars. Currency fluctuations can affect our financial results because a portion of our cash reserves, our debt and our operating costs are in Icelandic kronas. A fluctuation of the exchange rates of the Icelandic krona against the U.S. dollar can thus adversely affect the “buying power” of our cash reserves and revenues. Most of our long-term liabilities are U.S. dollar denominated. However, we may enter into hedging transactions if we have substantial foreign currency exposure in the future. We may have increased exposure as a result of investments or payments from collaborative partners.

Our contracts may terminate upon short notice.

Many of our contracts for research services are terminable on short notice. This means that our contracts could be terminated for numerous reasons, any of which may be beyond our control such as a reduction or reallocation of a customer’s research and development budget or a change in a customer’s overall financial condition. The loss of a large contract or multiple smaller contracts, or a significant decrease in revenue derived from a contract, could significantly reduce our profitability and require us to reallocate under-utilized physical and professional resources.

Risks Related to Our Collaborative Relationships

If we are unable to form and maintain the collaborative relationships that our business strategy requires, our programs will suffer and we may not be able to develop products.

Our strategy for developing products and deriving revenues from them is dependent, in part, upon our ability to enter into collaborative arrangements with research collaborators, corporate partners and others. We may rely on these arrangements both to provide funding necessary to our product development and to obtain goods and services that we require for our product development. We do not have the capacity to conduct large scale Phase III clinical trials and will rely on partnerships or third party contractors to conduct our Phase III trials, including our currently planned Phase III trial of DG031. We will rely on these third parties to provide us with clinical material for the trial and various services necessary to organize and conduct a multi-center, multinational study, as well as other goods and services. We have not entered into contracts for all goods and services required for the Phase III trial of DG031 at this time. Our arrangement for this and other Phase III trials will be subject to risks described below, with respect to our collaborative relationships.

If our collaborations are not successful or if we are not able to manage multiple collaborations successfully, our programs may suffer. If we increase the number of collaborations, it will become more difficult to manage the various collaborations successfully and the potential for conflicts among the collaborators as to rights to the technology and products generated under work conducted with us will increase.

Dependence on collaborative relationships may lead to delays in product development, product defects and disputes over rights to technology.

We have formed, and may in the future form additional, collaborative relationships (including relationships with clinical research organizations to conduct clinical trials on our behalf) that will, in some cases, make us dependent on collaborators for the pre-clinical studies and/or clinical trials and for regulatory approval of any products that we are developing. Failure of such collaborators to perform under these agreements properly in a timely manner, or at all, may lead to delays in our product development. In addition, if participants in the trials conducted by our collaborators suffer personal injury or death as a result of actions of the collaborators, we could be held liable. In some cases, our agreements with collaborators typically allow them significant discretion in electing whether and how to pursue such activities. We cannot control the amount and timing of resources collaborators will devote to these programs or potential products.

Our collaborators may stop supporting our products or providing services to us if they develop or obtain rights to competing products. Disputes may arise in the future over the ownership of rights to any technology developed with collaborators. These and other possible disagreements between our collaborators and us could lead to delays in the collaborative research, development or commercialization of products. Such disagreements could also result in litigation or require arbitration to resolve.

Risks Related to Our Industry

Concerns regarding the use of genetic testing results may limit the commercial viability of any products we develop.

Other companies have developed genetic predisposition tests that have raised ethical concerns. It is possible that employers or others could discriminate against people who have a genetic predisposition to certain diseases. Concern regarding possible discrimination may result in governmental authorities enacting restrictions or bans on the use of all, or certain types of, genetic testing. Similarly, such concerns may lead individuals to refuse to use genetic tests even if permissible. These factors may limit the market for, and therefore the commercial viability of, products that our collaborators and/or we may develop.

We may not be able to compete successfully with other companies and government agencies in the development and marketing of products and services.

A number of companies are attempting to rapidly identify and patent genes that cause diseases or an increased susceptibility to diseases. Competition in this field and our other areas of business, including drug discovery and development, is intense and is expected to increase. We have numerous competitors, including major pharmaceutical and diagnostic companies, specialized biotechnology firms, universities and other research institutions, and other government-sponsored entities and companies providing healthcare information products. Our collaborators, including Roche and Merck, may also compete with us. Many of our competitors, either alone or with collaborators, have considerably greater capital resources, research and development staffs and facilities, and technical and other resources than we do, which may allow them to discover important genes or develop drugs based on such discoveries before we do. We believe that a number of our competitors are developing competing products and services that may be commercially successful and that are further advanced in development than our potential products and services. To succeed, we, together with our collaborators, must discover disease-predisposing genes, characterize their functions, develop genetic tests or therapeutic products and related information services based on such discoveries, obtain regulatory and other approvals, and launch such services or products before competitors.

Even if we or our collaborators are successful in developing effective products or services, our products and services may not successfully compete with those of our competitors, including cases where the competing drugs use the same mechanism of action as our products. Our competitors may succeed in developing and marketing products and services that are more effective than ours or that are marketed before ours.

Competitors have established, and in the future may establish, patent positions with respect to gene sequences related to our research projects. Such patent positions or the public availability of gene sequences comprising substantial portions of the human genome could decrease the potential value of our research projects and make it more difficult for us to compete. We may also face competition from other entities in gaining access to DNA samples used for research and development purposes. Our competitors may also obtain patent protection or other intellectual property rights that could limit our rights, or our customers’ ability, to use our technologies or databases, or commercialize therapeutic or diagnostics products. In addition, we face, and will continue to face, intense competition from other companies for collaborative arrangements with pharmaceutical and biotechnology companies, for establishing relationships with academic and research institutions and for licenses to proprietary technology.

We expect competition to intensify as technical advances are made and become more widely known. Our future success will depend in large part on maintaining a competitive position in the genomic field. Rapid technological development may result in products or technologies becoming obsolete before we recover the expenses we incur in developing them.

Our ability to compete successfully will depend, in part, on our ability, and that of our collaborators, to:

•                                       develop proprietary products;

•                                       develop and maintain products that reach the market first, and are technologically superior to, and more cost effective than, other products on the market;

•                                       obtain patent or other proprietary protection for our products and technologies;

•                                       attract and retain scientific and product development personnel;

•                                       obtain required regulatory approvals; and

•                                       manufacture, market and sell products that we develop.

Changes in outsourcing trends and economic conditions in the pharmaceutical and biotechnology industries could adversely affect our growth.

Economic factors and industry trends that affect our primary customers, pharmaceutical and biotechnology companies, also affect our business. For example, the practice of many companies in these industries has been to outsource to organizations like us the conduct of genetic research, clinical research, sales and marketing projects and chemistry and structural biology research and development projects. If these industries reduce their present tendency to outsource those projects, our operations, financial condition and growth rate could be materially and adversely affected. These alliances and arrangements are both time consuming and complex and we face substantial competition in establishing these relationships. In addition, our ability to generate new business could be impaired by general economic downturns in our customers’ industries. We have experienced increasing pressure on the part of our customers to reduce expenses, including the use of our services as a result of negative economic trends generally and in the pharmaceutical industry. If pharmaceutical and biotechnology companies discontinue or decrease their usage of our services, for example, as a result of an economic slowdown or increased competition from outsourcing companies in India and China, our revenues and earnings could be lower than we expect, and our revenues may decrease or not grow at historical rates.

If regulatory approvals for products resulting from our gene discovery programs are not obtained, we will not be able to derive revenues from these products.

Government agencies must approve new drugs and diagnostic products in the countries in which they are to be marketed. We cannot be certain that we can obtain regulatory approval for any drugs or diagnostic products resulting from our gene discovery programs. The regulatory process can take many years and require substantial resources. Because some of the products likely to result from our disease research programs involve the application of new technologies and may be based upon a new therapeutic approach, various government regulatory authorities may subject such products to substantial additional review. As a result, these authorities may grant regulatory approvals for these products more slowly than for products using more conventional technologies. Furthermore, regulatory approval may impose limitations on the use of a drug or diagnostic product.

Even if a product is approved for marketing, it and its manufacturer must undergo continuing review. Discovery of previously unknown problems with a product may require the performance of additional clinical trials or the change of the labeling of the product and may have adverse effects on our business, financial condition and results of operations, including withdrawal of the product from the market.

Third party reimbursement and health care reform policies may reduce market acceptance of our products.

Our success will depend in part on the price and extent to which we will be paid for our products by government and health administration authorities, private health insurers and other third party payers. Reimbursement for newly approved healthcare products is uncertain. Third party payers, including Medicare in the United States, are increasingly challenging the prices charged for medical products and services. They are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products. We cannot be certain that any third party insurance coverage will be available to patients for any products we discover or develop. If third party payers do not provide adequate coverage and reimbursement levels for our products, the market acceptance of these products may be materially reduced.

Numerous governments have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. If cost containment efforts limit the profits that can be derived from new drugs, our customers may reduce their research and development spending which could reduce the business they outsource to us.

Our corporate compliance program cannot guarantee that we are in compliance with all applicable federal and state regulations in the United States, Iceland, the European Union and elsewhere.

The development, manufacturing, distribution, pricing, sales, marketing and reimbursement of our products, together with our general operations are subject to extensive federal and state regulations in the United States and national or supra-national laws and regulations in Europe and other parts of the world. While we have developed and instituted a corporate compliance program based on current best practices, we cannot assure you that we or our employees are or will be in compliance with all potentially applicable federal and state regulations and/or laws. If we fail to comply with any of these regulations and/or laws, a range of actions could result, including, but not limited to, the termination of clinical trials, the failure to approve a product candidate, restrictions on our products or manufacturing processes, including withdrawal of our products from the market, significant fines, exclusion from government healthcare programs or other sanctions or litigations.

Our operations involve a risk of injury or damage from hazardous materials, and if an accident were to occur, we could be subject to costly and damaging liability claims.

In the course of our work, we handle and produce hazardous materials and chemicals as well as compounds which may have known or unknown characteristics such as toxicity and reactivity with other compounds. Although we have systems in place to manage such compounds and their characteristics, the risk of accidental contamination or injury from these materials cannot be completely eliminated. Any such contamination or injury could result in negative effects to our personnel or facilities, which could lead to liabilities as well as impacting our ability to meet customer obligations and conduct our internal programs.

Risks Related to Our Intellectual Property

We may not be able to protect the proprietary rights that are critical to our success.

Our success will depend in part on our ability to protect our products, our genealogy database and genotypic data and any other proprietary databases that we develop and our proprietary software and other proprietary methods and technologies. Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary.

While we require employees, business partners, academic collaborators and consultants to enter into confidentiality agreements, there can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques, otherwise gain access to our trade secrets or disclose such technology, or that we can meaningfully protect our trade secrets.

Our commercial success will depend in part on obtaining patent protection. The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including deCODE, are generally uncertain and involve complex legal and factual considerations that are constantly evolving. We cannot be sure that:

•                                       any of our pending patent applications will result in issued patents;

•                                       we will develop additional proprietary technologies that are patentable;

•                                       any patents issued to us or our partners will provide a basis for commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties; or

•                                       the patents of others will not have an adverse effect on our ability to do business.

If we are unable to obtain patent protection for our technology or discoveries, the value of our proprietary resources may be adversely affected.

In addition, patent law relating to the scope of claims in the area of genetics and gene discovery is still evolving and subject to uncertainty, including in areas important to us such as patenting of discoveries for the development of therapeutic methods, diagnostic methods and products that predict inherited susceptibility to diseases and diagnostic methods and products that predict drug response and disease progression. Accordingly, the degree of future protection for our proprietary rights is uncertain and, we cannot predict the breadth of claims allowed in any patents issued to us or others. We could also incur substantial costs in litigation if we are required to defend ourselves in patent suits brought by third parties or if we initiate such suits to enforce our own patents against potential infringers.

Others may have filed and in the future are likely to file patent applications covering products or technology that are similar or identical to our products and technology. The fact that patent applications of others may not publish until they issue as patents in the US, or are not published until 18 months after filing in the US and other jurisdictions may have adverse effect on our own patent filings and business, particularly if they claim subject matter similar to that of our clinical programs. In addition, others may develop competitive products outside the protection that may be afforded by the claims of our patents. We cannot be certain that our patent applications will have priority over any patent applications of others. The mere issuance of a patent does not guarantee that it is valid or enforceable; thus even if we are holding or are granted patents, we cannot be sure that they would be valid and enforceable against third parties. Further, a patent does not provide the patent holder with freedom to operate in a way that infringes the patent rights of others. Any legal action against us or our partners claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require us or our partners to obtain a license in order to continue to manufacture or market the affected products and processes. There can be no assurance that we or our partners would prevail in any action or that any license required under any patent would be made available on commercially acceptable terms, if at all. If licenses are not available, we or our partners may be required to cease marketing our products or practicing our methods.

If expressed sequence tags, SNPs, or other sequence information become publicly available before we apply for patent protection on a corresponding full-length or partial gene, our ability to obtain patent protection for those genes or gene sequences could be adversely affected. In addition, other parties are attempting to rapidly identify and characterize genes through the use of SNP genotyping, gene expression analysis and other technologies. If any patents are issued to other parties on these partial or full-length genes or gene products or uses for such genes or gene products, the risk increases that the sale of our or our collaborators’ potential products or processes may give rise to claims of patent infringement. The amount of supportive data required for issuance of patents for human therapeutics is highly uncertain. If more data than we have available is required, our ability to obtain patent protection could be delayed or otherwise adversely affected. Even with supportive data, the ability to obtain patents is uncertain in view of evolving examination guidelines, such as the utility and written description guidelines that the U.S. Patent and Trademark Office has adopted.

Our patent applications covering DG041, DG051 and DG061 have not issued yet as patents.

The most important compounds that we have currently in pre-clinical and clinical development and we have discovered ourselves are DG041, DG051 and DG061. We have filed composition of matter-type patent applications covering the compounds in the US. However, these patent applications are in the early stages of patent prosecution before the United States Patent and Trademark Office (USPTO) and we have no certainty or indication from the USPTO that these patent applications will issue as patents. The USPTO is currently facing considerable backlog for examining pending patent applications so considerable time may elapse before we will have more certainty as to the patentability of the compounds. Should the USPTO ultimately reject our patent applications covering DG041, DG051 or DG061, or should others have filed or obtained issued patent covering the same, the value and potential of these programs for our business would be adversely affected.

Any patent protection we obtain for our products may not prevent marketing of similar competing products.

Patents on our products may not prevent our competitors from designing around and developing similar compounds or compounds with similar modes of action that may compete successfully with our products. Such third party compounds may prove to be superior to our products or gain wider market acceptance and thus adversely affect any revenue stream that we could otherwise expect from sales of our products.

Any patents we obtain may be challenged by producers of generic drugs.

Patents covering innovative drugs, which are also commonly referred to as “branded drugs” or “pioneer drugs,” face increased scrutiny and challenges in the courts from manufacturers of generic drugs who may receive benefits such as limited marketing co-exclusivity if the challenge is successful. Such patent challenges typically occur when the generic manufacturer files an Abbreviated New Drug Application with the FDA and asserts that the patent or patents covering the branded drug are invalid or unenforceable, forcing the owner or licensee of the branded drug to file suit for patent infringement. If any patents we obtain covering our pharmaceutical products are subject to such successful patent challenges, our marketing exclusivity may be eliminated or reduced in time, which would thus adversely affect any revenue stream that we could otherwise expect from sales of our products.

Risks Related to Investing in Our Stock

Future sales of common stock may dilute our stockholders.

We may sell common stock in the future in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock in more than one transaction, existing stockholders who previously purchased stock may be materially diluted by subsequent sales of common stock.

The price of our common stock is volatile and the market value of your investment may decrease.

The market prices for common stock of biotechnology and pharmaceutical companies, including ours, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the actual performance of particular companies. In addition to the various risks described elsewhere in this prospectus, the following factors could have an adverse effect on the market price of our common stock:

•                                       fluctuations in our operating results;

•                                       announcement of technological innovations or new therapeutic products by us or others;

•                                       clinical trial results;

•                                       developments concerning agreements with collaborators;

•                                       actual or threatened litigation;

•                                       governmental regulation and regulatory actions;

•                                       changes in patent laws;

•                                       developments concerning patent or other proprietary rights;

•                                          public concern as to the safety of drugs developed by us or others;

•                                       future sales of substantial amounts of common stock by existing stockholders; and

•                                       general market conditions and economic and other external factors, including disasters, wars and other crises.

We may issue preferred stock with rights that could affect your rights and prevent a takeover of the business.

Our board of directors has the authority, without further approval of our stockholders, to fix the rights and preferences, and to issue up to 6,716,666 shares of preferred stock. In addition, Delaware corporate law imposes limitations on certain business combinations. These provisions could, under certain circumstances, delay or prevent a change in control of deCODE and, accordingly, could adversely affect the price of our common stock.

We currently do not intend to pay dividends on our common stock and consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We currently do not plan to pay dividends on shares of our common stock in the near future. Consequently, your only opportunity to achieve a return on your investment in our company will be if the market price of our common stock appreciates.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or our future financial performance. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential” or “continue” or the negative of such terms or other comparable terminology. We cannot assure you that our expectations and assumptions will prove to be correct. We do not intend to update or revise any forward-looking statements, whether as a result of future events, new information or otherwise, except to the extent that the reports we are required to file under the Securities Exchange Act of 1934, as amended, contain such updates or revisions. We have included important factors in the cautionary statements contained or incorporated by reference in this prospectus that we believe would cause our actual results to differ materially from the forward-looking statements that we make.

USE OF PROCEEDS

We will receive no proceeds from the sale of the shares of common stock by the selling stockholder.

SELLING STOCKHOLDER

We originally issued the shares of common stock to the selling stockholder in a private placement on January 17, 2006.

The following table sets forth information as of January 17, 2006 about the amount of common stock beneficially owned by the selling stockholder and the amount of such common stock that may be offered using this prospectus.

Name and Address of Selling Stockholder	Number of Shares Beneficially owned Prior to Offering(1)	Maximum Number of Shares Being Offered	Percentage of Common Stock Beneficially Owned After the Offering(2)

Iceland Genomics Corporation, Inc. c/o Brú Venture Capital hf. Borgartún 30 105 Reykjavík Iceland	635,006	635,006	0

(1)  Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act.

(2)  Assumes all shares offered hereby are sold.

The selling stockholder has represented to us that it is not, nor is it affiliated with, a registered broker-dealer and that Sigurdur I. Bjornsson has the power to vote and/or dispose of the shares on behalf of the selling stockholder.

We prepared this table based on the information supplied to us by the selling stockholder named in the table and we have not sought to verify such information. The selling stockholder has indicated that it has not held any position or office or had any other material relationship with us or our affiliates (other than the transaction in which it acquired the shares of common stock from us) during the past three years. Ownership information about the selling stockholder may change over time. Any changed information supplied to us will be set forth in prospectus supplements or amendments to this prospectus.

Because the selling stockholder may offer all or some of its shares of common stock from time to time, we cannot estimate the amount of shares of common stock that will be held by the selling stockholder upon the termination of any particular offering. See “Plan of Distribution.”

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the shares of common stock offered by this prospectus. The shares of common stock may be sold from time to time to purchasers:

•                  directly by the selling stockholder or its pledgees, donees, transferees or successors in interest (all of whom may be selling stockholders); or

•                  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers of the shares of common stock.

The selling stockholder and any such broker-dealers or agents who participate in the distribution of the shares of common stock may be deemed to be “underwriters.” As a result, any profits on the sale of shares of the common stock by selling stockholder and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholder were deemed to be an underwriter, the selling stockholder may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions.

The shares of common stock may be sold in one or more transactions at:

•                  fixed prices;

•                  prevailing market prices at the time of sale;

•                  varying prices determined at the time of sale; or

•                  negotiated prices.

The selling stockholder may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, including in the over-the-counter market, in privately negotiated transactions or otherwise. The selling stockholder may sell the securities by one or more of the following methods, without limitation:

•                  block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction pursuant to a supplement or amendment to this prospectus naming such broker or dealer;

•                  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to a supplement or amendment to this prospectus naming such broker or dealer;

•                  exchange distributions in accordance with the rules of any stock exchange on which the securities are listed;

•                  ordinary brokerage transactions and transactions in which the broker solicits purchases;

•                  privately negotiated transactions;

•                  in connection with short sales;

•                  through the writing of options on the securities, whether or not the options are listed on an options exchange;

•                  through the distribution of the securities by the selling stockholder to their partners, members or stockholders;

•                  one or more underwritten offerings on a firm commitment or best efforts basis;

•                  derivative or other hedging transactions;

•                  loan or pledge transactions;

•                  pursuant to Rule 144 or Section 4(1) of the Securities Act of 1933, to the extent available; and

•                  any combination of any of these methods of sale.

The selling stockholder may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as agents of the selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for the selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

In connection with the sale of the shares of common stock, the selling stockholder may enter into hedging transactions with broker-dealers. These broker- dealers may in turn engage in short sales of the shares of common stock in the course of hedging their positions. The selling stockholder may also sell the shares of common stock short and deliver the shares of common stock to close out short positions, or loan or pledge the shares of common stock to broker-dealers that, in turn, may sell the shares of common stock.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholder. The selling stockholder may decide not to sell all or a portion of the shares of common stock offered by it pursuant to this prospectus or may decide not to sell the common stock under this prospectus. In addition, the selling stockholder may transfer, devise or give the shares of common stock by other means not described in this prospectus. Any shares of common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 or Rule 144A of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus. Our common stock is listed on The Nasdaq Stock Market under the trading symbol “DCGN.”

The selling stockholder and any other persons participating in the distribution of the shares of common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of shares of the underlying common stock by the selling stockholder and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares of the common stock to engage in market-making activities with respect to the common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the shares of common stock and the ability to engage in market-making activities with respect to the shares of common stock.

We have agreed to use our best efforts to keep the registration statement effective until the earliest of:

•                  two years after the date of the original issuance of the shares of common stock ;

•                  the date when the selling stockholder is able to sell the shares of common stock immediately without restriction pursuant to Rule 144(k) under the Securities Act; and

•                  the date when all of the common stock purchased by the selling stockholder has been sold pursuant to the registration statement or Rule 144.

We and the selling stockholder will each indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

We have agreed to pay all fees in connection with this registration statement, including registration and filing fees and printing expenses.

LEGAL MATTERS

Stevens & Lee, P.C., Princeton, New Jersey will pass upon the validity of the securities being offered under this prospectus.

EXPERTS

The financial statements as of December 31, 2005 and 2004, and for the years then ended, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements for the year ended December 31, 2003 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form S-3, which we filed with the Securities and Exchange Commission (“SEC”) under the Securities Act. It omits some of the information set forth in the registration statement. You can find additional information about us in the registration statement. Copies of the registration statement are on file at the offices of the SEC. You may obtain them by paying the prescribed fee or you may examine them without charge at the SEC’s public reference facilities described below.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as required by the Exchange Act, we file reports, proxy statements and other information with the SEC. You may inspect these reports, proxy statements and other information without charge and copy them at the Public Reference Room maintained by the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The information we file with the SEC is also available through the SEC’s web site (http://www.sec.gov) and our web site (http://www.decode.com).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which we have filed with the SEC, are incorporated herein by reference:

(a)                               Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 15, 2005.

(b)                              The description of our capital stock incorporated by reference into our Form 8-A filed on June 26, 2000 pursuant to Section 12(g) of the Exchange Act; and

(c)                               The description of our capital stock contained in the prospectus filed on July 18, 2000 pursuant to Rule 424(b) of the Securities Act.

All documents which we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to termination of the offering shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in this prospectus or in a document incorporated by reference or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to a Current Report on Form 8-K.

This prospectus incorporates documents by reference which are not presented herein or delivered herewith. We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated into this prospectus and deemed to be a part of this prospectus, other than exhibits to the documents unless such exhibits are specifically incorporated by reference in the documents. These documents are available upon request from Edward Farmer at deCODE, Sturlugata 8, IS-101 Reykjavik, Iceland, telephone number is +011-354-570-1900. Our website is located at www.decode.com. Information on our website is not incorporated by reference into this prospectus.

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an itemized estimate (other than the SEC registration fee which is the actual, not estimated, fee) of fees and expenses payable by the registrant in connection with the offering described in this registration statement.

SEC registration fee	$545.60
Printing, shipping & engraving expenses	$1,000.00
Legal fees and expenses	$5,000.00
Accounting fees and expenses	$25,000.00
Miscellaneous expenses	$1,000.00

Total	$32,545.60

Item 15. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) enables a corporation in its certificate of incorporation to limit the personal liability of its directors for violations of their fiduciary duty of care. Accordingly, Section 4.7 of our certificate of incorporation states that a director will not be personally liable to us or to our stockholders for monetary damages resulting from any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or to our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended, then the liability of a director will be eliminated or limited to the fullest extent permitted by the amended DGCL.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of that action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. No indemnification will be made, however, in respect to any claim, issue or matter as to which that person is adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which that action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, that person is fairly and reasonably entitled to indemnity for the expenses which the Court of Chancery or such other court deems proper.

Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, that person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him; that the indemnification provided by Section 145 will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. The determination of whether indemnification is proper under the circumstances, unless made by a court, is determined by (a) a majority of the disinterested members of the Board of Directors or board committee; (b) independent legal counsel (if a quorum of the disinterested members of the Board of Directors or board committee is not available or if the disinterested members of the Board of Directors or a board committee so direct); or (c) the stockholders.

Section 145 also empowers us to purchase and maintain insurance on behalf of our directors or officers against any liability asserted against them or incurred by them in any such capacity or arising out of their status as our directors or officers whether or not we would have the power to indemnify them against the liabilities under Section 145. We currently carry liability insurance for the benefit of our past, present and future directors and officers that provides coverage for any damages (including punitive or exemplary damages, where insurable under applicable law), settlements, judgments and reasonable and necessary legal fees and expenses incurred by any of the officers or directors resulting from any judicial or administrative proceeding (including arbitration or alternative dispute resolution proceeding) or any written demand or notice describing circumstances likely to give rise to a judicial or administrative proceeding initiated during the policy period against any of the officers or directors in which they may be subjected to a binding adjudication of liability for damages or other relief, including any appeal therefrom, for any actual or alleged error, omission, misstatement, misleading statement, breach of duty, violation of securities laws or regulations by any officer or director, or in connection with the purchase or sale, or offer to purchase or sell, securities issued by the corporation, while acting in his capacity as or by reason of his status as a director or officer of the corporation (or any subsidiary of the corporation) or in his capacity as a director or officer of a corporation exempt from taxation under 501(c)(3) of the Internal Revenue Code (or any subsidiary of such corporation) during such time that such service is part of the regularly assigned duties of the officer or director with the corporation. Our liability insurance further provides for any reasonable investigative costs, including fees of attorneys and experts, incurred by the corporation or its board of directors in the investigation or evaluation of any stockholder derivative demand to bring a civil proceeding against an officer or director. Among other exclusions, our current policy specifically excludes coverage for any claim:  brought about or contributed to in fact by any intentional dishonest or fraudulent act or omission or any willful violation of any statute, rule or law by any officer or director; based upon actual or alleged exposure to pollution or contamination; for actual or alleged violations of the Employee Retirement Income Security Act of 1974; by, on behalf of, or at the direction of, the corporation or other officers or directors; brought about or contributed to in fact by the gaining by any officer or director of any profit, remuneration or advantage to which such officer or director is not legally entitled; by any willful violation of any statute, rule or law; seeking relief or redress in any form other than money damages; for actual or alleged bodily injury, sickness, disease, death, mental anguish, emotional distress, damage to or destruction of tangible property, nuclear reaction, nuclear radiation, radioactive contamination or radioactive substance.

Section 42 of our bylaws requires that we indemnify each director and executive officer to the fullest extent allowable under the DGCL, and empowers us to indemnify our other officers, employees and other agents. Section 42 further provides, however, that we may limit the extent of our indemnification by individual contracts with our directors and executive officers, and further, that we will not be required to indemnify any director or executive officer in connection with any proceeding (or part of a proceeding) initiated by that person or any proceeding by that person against us or our directors, officers, employees or other agents unless (a) indemnification is expressly required to be made by law, (b) the proceeding was authorized by our Board of Directors or (c) indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under the DGCL. This provision is a contract with each director and executive officer who serves in that capacity at any time while the provision and the relevant provisions of the DGCL are in effect.

Any repeal or modification of Section 42 of our bylaws will only be prospective, and will not affect any rights in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any of our agents. Further, the rights conferred on any person by Section 42 will continue as to a person who has ceased to be a director, officer, employee or other agent and will inure to the benefit of the heirs, executors and administrators of such person.

Item 16. Exhibits.

Exhibit Number	Description of Exhibit

3.1

Amended and Restated Certificate of Incorporation, as further amended (Incorporated by reference to Exhibit 3.1 and Exhibit 3.3 to the Company’s Registration Statement on Form S-1 (Registration No. 333-31984) which became effective on July 17, 2000).

3.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation dated August 30, 2002 (Incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2002).

3.3	Bylaws, as amended (Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-31984) which became effective on July 17, 2000).
4.1	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-31984) which became effective on July 17, 2000).
5.1	Opinion of Stevens & Lee, P.C.
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
23.3	Consent of Stevens & Lee, P.C. (contained in the opinion filed as Exhibit 5.1 hereto).
24.1	Power of Attorney (included on the Signature Page).

Note: Unless otherwise indicated, the SEC file number of each of the above referenced documents is 000-30469.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)                                     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                                  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the

Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)                                  That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reykjavik, Iceland, on this 20th day of March, 2006.

deCODE genetics, Inc.

By:	/s/ Kari Stefansson
Kari Stefansson, Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kari Stefansson and Tanya Zharov, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Kari Stefansson	Chairman, President, Chief Executive Officer and Director (principal executive officer)	March 20, 2006
Kari Stefansson
/s/ Lance Thibault	Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	March 20, 2006
Lance Thibault

/s/ J. Neal Armstrong	Director	March 20, 2006
J. Neal Armstrong

/s/ James Beery	Director	March 20, 2006
James Beery

/s/ Linda Buck	Director	March 20, 2006
Linda Buck

/s/ Terrance McGuire	Director	March 20, 2006
Terrance McGuire

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1

Amended and Restated Certificate of Incorporation, as further amended (Incorporated by reference to Exhibit 3.1 and Exhibit 3.3 to the Company’s Registration Statement on Form S-1 (Registration No. 333-31984) which became effective on July 17, 2000).

3.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation dated August 30, 2002 (Incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2002).

3.3	Bylaws, as amended (Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-31984) which became effective on July 17, 2000).
4.1	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-31984) which became effective on July 17, 2000).
5.1	Opinion of Stevens & Lee, P.C.
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
23.3	Consent of Stevens & Lee, P.C. (contained in the opinion filed as Exhibit 5.1 hereto).
24.1	Power of Attorney (included on the Signature Page).

Note: Unless otherwise indicated, the SEC file number of each of the above referenced documents is 000-30469.